Exhibit 99.1

SASSA Reports Cancellation of Tender Process to Constitutional Court

Johannesburg, October 15, 2015 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (NasdaqGS: UEPS; JSE: NT1) today provided a further update on the current SASSA tender process.

The Company previously reported that SASSA had issued a Request for Proposal (“RFP”) in accordance with the instructions issued by the South African Constitutional Court (“Court”). After careful consideration of all the relevant factors, the Company decided to withdraw from the tender process and did not submit a bid.

SASSA provided the Court with an update regarding the current tender process today. The Chief Executive Officer (“CEO”) of SASSA has decided not to award the SASSA tender, in accordance with the recommendation received from the Bid Adjudication Committee (“BAC”). The BAC recommended that the tender not be awarded as a result of the non-responsiveness of all the bids received with the mandatory requirements contained in the RFP.

Accordingly, the BAC recommended that the CEO should allow the current contract with the Company to continue until completion of the five-year period for which the contract was initially awarded (March 31, 2017), in accordance with the Court’s judgment of April 2014. The BAC also recommended that the CEO should file a report with the Court within 14 days of the decision not to award the tender, setting out all the relevant information on whether and when SASSA will be ready to assume the duty to pay grants itself. A full copy of SASSA’s Court filing is available on the Company’s website at www.net1.com.

The Company is committed to continue with the provision of a high level service to SASSA and the social grant beneficiaries in accordance with the service level agreement and the Court’s order.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”) or utilize its proprietary mobile technologies. The Company operates market-leading payment processors in South Africa and the Republic of Korea.

UEPS permits the Company to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is interoperable with global EMV standards that seamlessly enable access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1’s mobile technologies include its proprietary mobile payments solution - MVC, which offers secure mobile-based payments, as well as mobile banking and prepaid value-added services in developed and emerging countries. The Company intends to deploy its varied mobile solutions through its ZAZOO business unit, which is an aggregation of innovative technology companies and is based in the United Kingdom.

Net1 has a primary listing on the NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties, including without limitation, the risk of our being able to execute our business plan successfully without a contract with SASSA and to successfully expand our non-South African businesses. A discussion of various factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Head of Investor Relations
Phone: +1-917-767-6722
Email: dchopra@net1.com